GUINNESS ATKINSON FUNDS
AMENDMENT TO THE AMENDED AND RESTATED
DISTRIBUTION AGREEMENT

THIS AMENDMENT dated this 17 day of May, 2006, to the Amended and Restated Distribution Agreement, dated April 28, 2003, as amended August 23, 2005 and March 28, 2006, (the “Agreement”), is entered by and among Guinness Atkinson Funds, a Delaware statutory trust (the “Trust”), Guinness Atkinson Asset Management, Inc., a Delaware corporation (the “Advisor”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into an Amended and Restated Distribution Agreement; and
WHEREAS, the Trust desires to change the fee schedule; and

WHEREAS, the Trust, the Advisor and the Distributor desire to extend said Agreement to apply to the fee schedule; and

WHEREAS, Section 10, paragraph A of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GUINNESS ATKINSON FUNDS	QUASAR DISTRIBUTORS, LLC

By: /s/James J. Atkinson	By: /s/James R. Schoenike

Name: James J. Atkinson	Name: James R. Schoenike

Title: President	Title: President

GUINNESS ATKINSON ASSET MANAGEMENT, INC

By: /s/James J. Atkinson

Name: James J. Atkinson

Title: CEO